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                                                     EXHIBIT 9

                       FIRST RESTATED

            TRANSFER AGENCY AND SERVICE AGREEMENT


    AGREEMENT made as of the 25th day of June, 1993, by and between HARBOR FUND, a Delaware business trust, having its principal office and place of business at One SeaGate, Toledo, Ohio 43666 (the "Fund"), and HARBOR TRANSFER, INC., a Delaware corporation having its principal office and place of business at One SeaGate, Toledo, Ohio 43666 (the "Agency").


     WHEREAS, the Fund desires to appoint the Agency as its transfer agent, dividend disbursing agent and shareholder service agent in connection with certain other activities, and the Agency desires to accept such appointment;

     WHEREAS, the Fund is authorized to issue shares in separate series, with shares of each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund intends to offer shares of seven series, (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 8, shall each be referred to as the "Fund" unless the context requires otherwise);

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     ARTICLE 1 TERMS OF APPOINTMENT; Duties of the Agency

1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby, employs and appoints the Agency to act as, and the Agency agrees to act as, transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-

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     account or similar plans provided to the shareholders of the Fund
     ("Shareholders") and set out in the Prospectus (which term when used in this Agreement includes the Statement of Additional Information) of the Fund as now in effect or as hereafter amended or supplemented from time to time without written objection by the Agency or as mutually agreed upon from time to time.

1.02 The Agency agrees that it will perform the following services:

      (a) In accordance with procedures established from time to time by agreement between the Fund and the Agency, the Agency shall:

            (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

           (ii) pursuant to orders for the purchase of Shares, record the purchase of the appropriate number of Shares in the Shareholder's account and if requested by the Shareholders and if the Trustees of the Fund have authorized the issuance of share certificates, issue a certificate for the appropriate number of shares;

          (iii) pursuant to instructions provided by Shareholders, reinvest income dividends and capital gain distributions;

           (iv) receive for acceptance, redemption and repurchase requests and directions, and deliver the appropriate documentation therefor to the Custodian;

           (v) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any


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                  redemption and repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming shareholders;

           (vi) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (vii) prepare and transmit payments for dividends and distributions declared by the Fund;

         (viii) maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

           (ix) record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17 Ad- 10(e) under the Securities Exchange Act of 1934 a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Agency shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligations, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

             (x) provide an appropriate response to Shareholders with respect to all correspondence and rejected trades;



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            (xi)  report abandoned property to the various states as authorized by the Fund in accordance with policies and principles agreed upon by the Fund and Agency;

           (xii) respond to all telephone inquiries from Shareholders or their authorized representatives regarding the status of Shareholder accounts;

          (xiii) respond to correspondence from Shareholders or their authorized representatives regarding the status of Shareholder accounts or information related to Shareholder accounts;

           (xiv)  perform all Shareholder account maintenance updates; and

            (xv) maintain such records as shall enable the Fund to fulfill the requirements of Form N-SAR or any successor report which must be filed with the Securities and Exchange Commission.

(b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Agency shall:

     (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans, (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists,


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          withholding all applicable taxes (including but not limited to all withholding taxes imposed under the U.S. Internal Revenue Code and Treasury regulations promulgated thereunder, and applicable state and local laws to the extent consistent with good industry practice), preparing and filing U.S. Treasury Department Forms 1099, Form 941 when applicable and other appropriate forms required with respect to dividends, distributions and taxes withheld on Shareholder accounts by federal authorities for all registered Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases, redemption and repurchases of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and


     (ii) provide daily and monthly a written report and access to information which will enable the Fund to monitor the total number of Shares sold and the aggregate public offering price thereof in each State by the Fund, added by sales in each State of the registered Shareholder or dealer branch office as defined by the Fund. If directed by the Fund, each confirmation of the purchase which establishes a new account will be


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          accompanied by a prospectus and any amendments or supplements thereto.

(c)  The Fund shall:

     (1) identify to the Agency in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State; and

     (2) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Agency for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

(d)  Additionally, the Agency shall:

     (i) utilize a system to identify all share transactions which involve purchase, redemption and repurchase orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund of such transactions so identified on a daily and cumulative basis.

     (ii) If upon any day the cumulative net effect of such transactions upon the Fund is negative and exceeds a


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          dollar amount equivalent to 1/2 of 1 cent per outstanding share, the
          Agency shall promptly make a payment to the Fund in cash in such amount as is necessary to reduce the negative cumulative net effect to zero.

    (iii) If on the last business day of a month that is the last month in the Fund's fiscal half-year or fiscal year, a cumulative negative net effect upon the Fund of 1/2 of 1 cent per outstanding share or less exists, or a cumulative positive net effect upon the Fund of any amount exists, the Agency shall bring the cumulative net effect upon the Fund to zero.

    (iv) The Agency shall supply to the Fund from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to paragraph (i) above, and the daily and cumulative net effects of such transactions, and shall advise The Fund at the end of the net cumulative effect at such time. The Agency shall promptly advise the Fund if at any time the cumulative net effect exceeds a dollar amount equivalent to 2/5's of 1 cent per outstanding share and 1/2 of 1 cent per outstanding share.

     (v) This provision 1.02(d) of the Agreement may be terminated by the Agency at any time without cause, effective as of the close business on the date written notice is received by the Fund. Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and the Agency.

     Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and the Agency.

ARTICLE 2 FEES AND EXPENSES

2.01 For performance by the Agency pursuant to this Agreement, the Fund agrees to pay the Agency an annual maintenance fee for each Shareholder account as set out in




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     the fee schedule attached hereto.  Such fees and out-of-pocket expenses identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Agency.

2.02 Any other expenses incurred by the Agency at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.03 The Fund may engage accounting firms or other consultants to evaluate the fees paid by the Fund and the quality of services rendered by the Agency hereunder, and such firms or other consultants shall be provided access by the Agency to such information as may be reasonably required in connection with such engagement. The Agency will give due consideration and regard to the recommendations to the Fund in connection with such engagement, but shall not be bound thereby.

ARTICLE 3 REPRESENTATION AND WARRANTIES OF THE AGENCY

     The Agency represents and warrants to the Fund that:

3.01 It is a Delaware corporation duly organized and existing and in good standing under the laws of the State of Delaware.

3.02 It has the legal power and authority to carry on its business in Delaware and Ohio.

3.03 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.05 It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

3.06 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.


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ARTICLE 4 REPRESENTATION AND WARRANTIES OF THE FUND
The Fund represents and warrants to the Agency that:

4.01 It is a business trust duly organized and existing under the laws of the State of Delaware.

4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.03 All proceedings of the Trustees or otherwise required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.04 It is an open-ended diversified investment company registered under the Investment Company Act of 1940, as amended.

4.05 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

ARTICLE 5 INDEMNIFICATION

5.01 To the extent the Agency acts in good faith and without negligence or willful misconduct, the Agency will not be responsible for, and the Fund shall indemnify and hold the Agency harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

     (a) All actions of the Agency or its agents or subcontractors required to be taken pursuant to this Agreement;

     (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith,


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          negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder;

     (c) The reasonable reliance on or use by the Agency or its agents or subcontractors of information, records and documents which:

          (i) are received by the Agency or its agents or subcontractors and furnished to it by or on behalf of the Fund; and

          (ii) have been prepared and/or maintained by the Fund or any other person or firm (except the Agency) on behalf of the Fund;

     (d) The reasonable reliance on, or the carrying out by the Agency or its agents or subcontractors of any instructions or requests of the Fund or any person acting on behalf of the Fund; and

     (e) The offer or sales of Shares in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, unless such violation is the result of the Agency's negligent or willful failure to comply with the provisions of Section 1.02(b) of this Agreement.

5.02 The Agency shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Agency as a result of the Agency's lack of good faith, negligence or willful misconduct.

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5.03 At any time the Agency may apply to any officer of the Fund for instructions, and may consult with legal counsel (which may be counsel to the Fund) with respect to any matter arising in connections with the services to be performed by the Agency under this Agreement, and the Agency and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Agency, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Agency or its agents or subcontractors by machine readable input, fax, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Agency, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officer of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act


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     hereunder, but each shall be liable for general damages resulting from breach of this Agreement. For the purposes of this Agreement, the term "general damages" shall include but shall not be limited to:

     (a) All costs of correcting errors made by the Agency or its agents or subcontractors in Fund shareholder accounts, including the expense of computer time, computer programming and personnel;

     (b) Amounts which the Fund is liable to pay to a person (or his representative) who has purchased or redeemed, or caused to be repurchased, Shares at a price which is higher, in the case of a redemption or repurchase, than correct net asset value per Share, but only to the extent that the price at which Shares were purchased, redeemed or repurchased was incorrect as a result of either

          (i) one or more errors caused by the Agency or its agents or subcontractors in processing Shareholder accounts of the Fund or

          (ii) the posting by the Agency of the purchase, redemption of repurchase of Shares subsequent to the time such purchase, redemption or repurchase should have been posted pursuant to laws and regulations applicable to open-end investment companies, if the delay is caused by the Agency, its agents or subcontractors;

     (c) The value of dividends and distributions which were not credited on Shares because of the failure of the Agency or its agents or subcontractors to timely post the purchase of such Shares;


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     (d)  The value of dividends and distributions which were incorrectly credited on Shares because of the failure of the Agency or its agents or subcontractors to timely post the redemption or repurchase of such Shares;

     (e) The value of dividends and distributions, some portion of which was incorrectly credited, or was not credited, on Shares because of the application by the Agency or its agents or subcontractors of an incorrect dividend or distribution factor or otherwise;

     (f) Penalties and interest which the Fund is required to pay because of failure of the Agency or its agents or subcontractors to comply with the information reporting and withholding (including backup withholding) requirements of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations thereunder, applicable to Fund Shareholder accounts; and

     (g) Interest in accordance with the laws of the State of Ohio on any damages from the date of the breach of this Agreement.

5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option at its expense to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the


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     other party may be required to indemnify it excepts with the other party's prior written consent, which shall not be unreasonably withheld.

ARTICLE 6 COVENANTS OF THE FUND AND THE AGENCY

6.01 The Fund shall promptly furnish to the Agency the following:

     (a) A certified copy of the resolution of the Trustees of the Fund authorizing the appointment of the Agency and the execution and delivery of this Agreement.

     (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

6.02 The Agency hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03 The Agency shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Agency agrees that all such records prepared or maintained by the Agency relating to the services to be performed by the Agency hereunder and those records that the Fund and the Agency agree from time to time to be records of the Fund are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Fund promptly on and in accordance with its request.

6.04 The Agency and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received


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      pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Agency will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such request or inspection. The Agency reserves the right, however, to exhibit the Shareholder records to any person whenever it is reasonably advised by the counsel (which may be counsel to the Fund) that it may be held liable for the failure to exhibit the Shareholder records to such person.

6.06 The Agency agrees to maintain disaster recovery capabilities or a compatible configuration and to backup the Fund's master and input files and to store such files in a secure off- premises location so that in the event of a power failure or other interruption from whatever cause at its principal place of business, the Fund's records are maintained intact, and transactions can be processed at another location.

6.07 The Agency acknowledges that the Fund, as a registered investment company under the Act, is subject to the provisions of the Act and the rules and regulation thereunder, and that the offer and sale of the Fund's Shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Fund acknowledges that the Agency is not responsible for the Fund's compliance with such laws and regulations. If the Fund advises the Agency that a procedure of the Agency related to the discharge of its obligations hereunder has or may have effect of causing the Fund to violate any of such laws or regulations,


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      the Agency shall use its best efforts to develop a mutually agreeable alternative procedure which does not have such effect.

ARTICLE 7         TERMINATION OF AGREEMENT

7.01  This Agreement may be terminated by either party upon one hundred twenty
      (120) days written notice to the other.


7.02 Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Fund. Additionally, the Agency reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of the most recent three (3) months' fees.

ARTICLE 8         ADDITIONAL SERIES

8.01 In the event that the Fund establishes one or more series or Shares in addition to the seven series with respect to which it desires to have the Agency render services as transfer agent under the terms hereof, the Agency and the Fund shall mutually agree in writing to have the Agency provide services to such additional series hereunder, and the term "Fund" hereunder, unless the context otherwise requires, shall be deemed to refer to each such series of Shares. All recordkeeping and reporting shall be done separately for each series. Unless the Fund and the Agency agree to an amended fee schedule, the fee schedule attached hereto shall apply to each series separately.

ARTICLE 9         ASSIGNMENT

9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.


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9.02  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.03 The Agency may, without further consent on the part of the Fund, subcontract for the performance hereof with

      (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to
           Section 17A(c)(1) of the Securities Exchange Act of 1934 ("Section 17A(c)(1)"), or

      (ii) any BFDS subsidiary or affiliate or any other entity the Agency recommends; provided, however, that the Agency shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

ARTICLE 10    AMENDMENT

10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Fund and the Directors of the Agency.

ARTICLE 11    OHIO LAW TO APPLY;  LIABILITY FOR FUND OBLIGATIONS

11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Ohio. The name "Harbor Fund" is the designation of the Trustees for the time being under a Declaration of Trust dated June 8, 1993, as amended, and all person dealing with the Fund must look solely to the Fund's property for the enforcement of any claims against the Fund as neither the Trustees, officers, agents nor Shareholders assume any personal liability for obligations entered into on behalf of the Fund.


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ARTICLE 12     MERGER OF AGREEMENT

12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.



                                        HARBOR FUND


                                        By: /s/ Ronald C. Boller
                                           ---------------------------------
                                           Ronald C. Boller, President


ATTEST:


/s/ Constance L. Souders
---------------------------------
Constance L. Souders, Secretary


                                        HARBOR TRANSFER, INC.



                                        By: /s/ Ralph H. Kohring
                                           ---------------------------------
                                           Ralph H. Kohring, Vice President


ATTEST:


/s/ Janice D. Osthimer
---------------------------------
Janice D. Osthimer, Secretary



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                             HARBOR TRANSFER, INC.

Fee Schedule for Services as Plan, Transfer and Dividend Disbursing Agent for the following Fund:

                          Harbor International Fund II

_______________________________________________________________________________


Fees are based on an annual per shareholder account charge for account maintenance. Fees are billable on a monthly basis at a rate of 1/12 of the annual fee. A charge is made for an account beginning in the month that an account opens and continues monthly until the account is closed.

The annual maintenance fee is $45 per account, per year, per Fund.

There shall be a minimum fee payment in the amount of $1,000 per month, per Fund.

All mass mailings to shareholders shall be the responsibility of the Fund, except that Harbor Transfer, Inc. shall provide the Fund with the appropriate mailing labels.

HARBOR INTERNATIONAL FUND II       HARBOR TRANSFER, INC.




By: /s/ Ronald C. Boller              By: /s/ Janice D. Osthimer
   --------------------               --------------------------
   Ronald C. Boller                   Janice D. Osthimer


Title:  President                  Title:    Vice President
      -----------------                  -----------------------

Date:  June 1, 1996                Date:     April 26, 1996
      -----------------                  -----------------------


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                    HARBOR TRANSFER, INC.


Fee Schedule for Services as Plan, Transfer and Dividend Disbursing Agent for the following Fund:

              Harbor International Growth Fund
        -------------------------------------------

Fees are based on an annual per shareholder account charge for account maintenance. Fees are billable on a monthly basis at a rate of 1/12 of the annual fee. A charge is made for an account beginning in the month that an account opens and continues monthly until the account is closed.

The annual maintenance fee is $45 per account, per year, per Fund.

There shall be a minimum fee payment in the amount of $1,000 per month, per Fund.

All mass mailings to shareholders shall be the responsibility of the Fund, except that Harbor Transfer, Inc. shall provide the Fund with the appropriate mailing labels.

HARBOR INTERNATIONAL GROWTH FUND            HARBOR TRANSFER, INC.



By: /s/ Ronald. C. Boller                       By: /s/ Janice D. Osthimer
    -------------------------                   --------------------------
    Ronald. C. Boller                           Janice D. Osthimer




Title:   President                          Title: Secretary & Treasurer
       ----------------------                      ----------------------

Date:  November 1, 1993                     Date:     November 1, 1993
      -----------------------                     -----------------------


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                             HARBOR TRANSFER, INC.

Fee Schedule for Services as Plan, Transfer and Dividend Disbursing Agent for the following Funds:

                    Harbor International Fund
                       Harbor Growth Fund
                Harbor Capital Appreciation Fund
                        Harbor Value Fund
                        Harbor Bond Fund
                   Harbor Short Duration Fund
                    Harbor Money Market Fund
           --------------------------------------------


Fees are based on an annual per shareholder account charge for account maintenance. Fees are billable on a monthly basis at a rate of 1/12 of the annual fee. A charge is made for an account beginning in the month that an account opens and continues monthly until the account is closed.

The annual maintenance fee is $45 per account, per year, per Fund.

There shall be a minimum fee payment in the amount of $1,000 per month, per Fund.

All mass mailings to shareholders shall be the responsibility of the Fund, except that Harbor Transfer, Inc. shall provide the Fund with the appropriate mailing labels.

HARBOR INTERNATIONAL FUND                 HARBOR TRANSFER, INC.
HARBOR GROWTH FUND
HARBOR CAPITAL APPRECIATION FUND
HARBOR VALUE FUND
HARBOR BOND FUND
HARBOR SHORT DURATION FUND
HARBOR MONEY MARKET FUND


By: /s/ Ronald C. Boller                      By: /s/ Betty J. Csehi
   --------------------------                 --------------------------
      R. C. Boller                             Betty J. Csehi


Title:  President                         Title:  Senior Vice President
       ----------------------                    -----------------------

Date:  January 1, 1992                    Date: Janury 1, 1992
      -----------------------                   ------------------------




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